Exhibit 4


                                CREDIT AGREEMENT
                                ----------------

BETWEEN THE UNDERSIGNED:

NATEXIS BANQUES POPULAIRES, corporation with capital of 762,582,336 euros, with registered office in PARIS (7th), 45 rue Saint-Dominique, recorded with the Register of Commerce and Companies of PARIS under No. B 542 044 524,

Represented by Mr. Marc CHEVRETTE
and Mr. Christophe RIZZO
undersigned.


                                                        (hereinafter "the Bank")

                                                         PARTY OF THE FIRST PART

The Company NATUREX, a corporation with capital of 3,246,777 euros, recorded with the Register of Commerce and Companies of AVIGNON under No. B 384 093 563 with registered office in AVIGNON (84140), ZAC Pole Technologique AGROPARC MONTFAVET,

Represented by Mr. Thierry LAMBERT, Assistant General Director, undersigned, whose powers of attorney were proven to the Bank.


                                                        (hereinafter "Borrower")

                                                        PARTY OF THE SECOND PART

IT HAS BEEN DECIDED AND AGREED AS FOLLOWS:

ARTICLE 1 - OPENING OF CREDIT:
------------------------------

The Bank, at the request of Borrower, accepts to make available to it under the conditions below, a line of credit (hereinafter "the Credit") in a maximum amount of one million EUROS (1,000,000 EUR).


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ARTICLE 2 - TERM OF THE CREDIT:
-------------------------------

The Credit is granted for a term of five years, i.e. until October 31, 2008.

ARTICLE 3 - UTILIZATION OF THE FUNDS:
-------------------------------------

Borrower declares that the funds to originate from this Credit will be used to partially finance the new investments of the Borrower.

The Bank will not be obligated to supervise the use thereof.

ARTICLE 4 - MODALITIES FOR THE UTILIZATION OF THE CREDIT:
---------------------------------------------------------

The Credit may be used by drawdown in EUR, within the limit of its available amount.

Each drawdown must be the object of a notice sent by fax (confirmed by letter) at the latest at 10 AM - Paris time - two (2) business days before the desired payment date.

This notice must specify:

     - the scheduled date of the drawdown,
     - the desired duration of the drawdown (1, 3 or 6 months),
     - the amount of the drawdown.

It is specified herein that the expression "business day" means any full day in which the interbank market operates or in which the credit establishments and banks are open in PARIS.

Each drawdown must be in the minimum amount of 150,000 EUR, with a duration of 1, 3 or 6 months.


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The first and the last day of any drawdown must correspond to a business day.

No drawdown may have a maturity date after the last maturity date of the Credit.

A special account will be opened on the books of the Bank, an account different from the checking account of borrower, in order to record the drawdowns on the Credit.

The drawdowns will be reimbursed on their respective due date.

ARTICLE 5 - CONDITIONS PRECEDENT FOR EACH DRAWDOWN:
---------------------------------------------------

Borrower may not request a drawdown in any of the following cases:

- occurrence of any event liable to cause the forced prepayment of the Credit;

- occurrence of any event that would make Borrower unable to face its commitments hereunder.

- if any of Borrower's declarations herein prove to be inexact.

ARTICLE 6 - REIMBURSEMENT - AMOUNT AVAILABLE:
---------------------------------------------

The due date of the credit is established on October 31, 2008 when all drawdowns on the Credit must be fully reimbursed.

The amount of the Credit will be reduced by 5 annual, equal and consecutive tranches of 200,000 euro each, the first reduction date being scheduled for October 31, 2004.


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ARTICLE 7 - COMMITMENT COMMISSION:
----------------------------------

During the entire term of this agreement and as of its signing date, the Bank will receive for the entire amount available of the Credit a commitment of commission of 0.30% per annum. This commission will be withheld quarterly in advance, as of the signing date of the agreement.

ARTICLE 8 - INTEREST:
---------------------

The drawdowns made by Borrower to use this Credit opening will produce interest at EURIBOR as defined below, for the duration of the interest period chosen (1, 3 or 6 months), plus 0.80% per annum.

EURIBOR means the average rate rounded down to three decimals, established under the aegis of the Bank Federation of the European Union, at which interbank deposits in Euros, with a term of one (1) month for interest periods of one (1) month, with a term of three (3) months for interest periods of three (3) months, and with a term of six (6) months for interest periods of six (6) months, are offered between first signature banks within the Euro Zone, as published on page 248 of the TELERATE DOW JONES, or in any other page replacing it, two business days before the beginning of the interest period considered at eleven AM (11 AM) Brussels time.

Interest will be paid on maturity the last day of the drawdown. It will be calculated by considering the exact number of days out of a year of three hundred sixty (360) days.

ARTICLE 9 - TOTAL EFFECTIVE RATE:
---------------------------------

The parties expressly acknowledge that because of the possibility offered to Borrower to choose the term of the Interest periods, on the signing date hereof, it is not possible to determine precisely the total effective rate applicable to the Credit.

However, it is specified that supposing that the Credit is drawn in full and for its entire term at a rate indexed on EURIBOR three months, based on EURIBOR three months of 09/18/2003, i.e. 2.150% per annum, the rate of the period would be 0.83238%, the term being equal to three months; the annual Total Effective Rate, base 365/365, would therefore be 3.321952%.

ARTICLE 10 - MALFUNCTION OF THE MARKET - UNAVAILABILITY OF THE EURO
-------------------------------------------------------------------

If, due to a malfunction of the interbank market, before the availability or renewal of a drawdown, the Bank is not able to determine an interest rate or to obtain deposits in Euro on said market for the term of the drawdown, it would immediately notify Borrower.


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-5-

The parties would then negotiate in order to reach an agreement on the manner of overcoming the difficulty faced. This negotiation will end at the latest the 30th day following the date in question.

No drawdown may be made during the negotiation period, or afterwards if the negotiation fails. In this case, Borrower would indemnify, based on backup documents, the Bank for any expense or loss suffered or incurred by it because of this. The ongoing drawdowns will have to be reimbursed on their final due date.

ARTICLE 11 - MISCELLANEOUS PROVISIONS
-------------------------------------

I - Every drawdown renewal will be considered a new drawdown and the declarations made by Borrower hereunder will be repeated with every new drawdown or renewal.

II - If the regulations applicable to the Bank are changed with a direct or indirect unfavorable impact on the net compensation of the Bank, it will immediately notify Borrower. The Bank and Borrower then will start negotiations in order to reach an agreement on the manner in which they can face this new situation, within thirty days after the notice sent by the Bank.

Notwithstanding any provision to the contrary in the agreement, no new availability of funds will be offered by the Bank during the term of this negotiation or afterwards if an agreement is not reached.

In the latter case, Borrower will reimburse the ongoing drawdowns and will pay at the same time, based on backup documents, the amount necessary to fully compensate the net reduction suffered by the Bank for the increase of its costs and/or the reduction of its compensation.

III - Any payment in favor of the Bank must be made net of all taxes, dues or fees of any type.

If a legal or regulatory provision forces Borrower to deduct from the amounts owed to the Bank taxes, dues or fees of any type, Borrower would increase the amounts owed to the Bank so that the latter may receive in full and on the correct date the amount it would have received in the absence of such withholding.

ARTICLE 12 - PAYMENTS:
----------------------

All amounts owed by Borrower to the Bank hereunder will be paid to the Bank by debiting the EUROS account of Borrower opened on the books of the Bank.

This account must be sufficiently funded. In the absence thereof, the amounts owed will be posted to an account payable, which will not have the nature of a checking account.


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ARTICLE 13 - LATE INTEREST - CAPITALIZATION:
--------------------------------------------

Any amount not paid on its normal or advanced due date will cause interest ipso jure at the average weighted rate offered for transactions in Euro day by day (EONIA) plus three percent (3%) per annum as of the due date. The same will hold true for all expenses and disbursements advanced by the Bank in connection with this operation for any reason and under any status whatsoever.

Interest will be capitalized if owed at least for a whole year, pursuant to article 1154 of the Civil Code.

This clause will not prevent the payment of the debts indicated below.

ARTICLE 14 - PREPAYMENT:
------------------------

Borrower may prepay a draw-down on the credit in full or in part; the funds that become available will be placed by the Bank for the period remaining between the date of the prepayment and the initial due date of the ongoing interest period.

The replacement date on the rate indicated by the Bank at the time of the request for reimbursement may lead to insufficiency or excess interest versus the initial conditions of the drawdown.

Consequently, the parties agree that if the difference in interest found is payable by the Bank, Borrower will pay back this difference to it.

ARTICLE 15 - WAIVER OF THE CREDIT BY THE BORROWER:
--------------------------------------------------

Borrower will have the right, with written notice of fifteen (15) calendar days sent to the Bank to definitively waive all or part of the Credit in advance.

In such case, the latest commission paid will remain in possession of the Bank.

Each waiver must be made for an amount in Euros at least equal to 150,000 EUR.

It will not take effect, unless it concerns an unused fraction of the Credit, other than on the due date of the ongoing drawdown.

ARTICLE 16 - REPRESENTATIONS:
-----------------------------


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-7-

Borrower represents:
- that, on the signing date hereof, there is no case of forced prepayment or threatened forced prepayment pursuant to this agreement;
- that there is no lawsuit against it, pending petition or to its knowledge any threatened lawsuit or petition that may cause substantial deterioration of its financial situation;
- that currently it is not in default on the payment of any significant amount owed for direct or indirect contributions, assimilated taxes, or any significant amount owed to social entities under any status whatsoever.

ARTICLE 17 - SPECIAL COMMITMENTS:
---------------------------------

As long as Borrower is the debtor of the Bank or liable to be under this agreement:

I - Borrower may not, without the agreement of the Bank:

- carry out, especially in the form of assignment or contribution to a company, a transaction causing a reduction of one quarter of its fixed assets versus their value on the day of this operation;

- give a surety on real estate properties, the goodwill (including trademarks) and its securities portfolio;

II - Each year Borrower must deliver to the Bank, at the latest 180 days after the closing of the corporate fiscal year, a certified true copy of the balance sheet and other accounting documents required by law, certified by the Auditors as well as the same consolidated documents.

III - In addition, BORROWER will send the Bank as soon as possible after their preparation and at the latest 6 months after the close of the fiscal year for the consolidated audited annual accounts, a conformity certificate (signed by the Assistant General Director of Borrower and the auditors of Borrower) attesting to the level of the financial ratio mentioned in article 19 below and itemizing their calculation:

IV - BORROWER must inform the Bank within fifteen days:

-    of any facts liable to significantly increase the value of its commitments;

-    any change equal to or higher than 30% in the distribution of its capital.


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-8-

And, the Bank may carry out any control it deems necessary to assure the good performance of this agreement.

ARTICLE 18 - MISCELLANEOUS CHARGES:
-----------------------------------

Borrower will pay the expenses of this agreement, its follow-up and consequences, as well as all expenses and fees arising from the prosecution the Bank may carry out, based on backup documents.

In addition, Borrower will pay to the Bank on the day it signs this agreement, an amount of 750 euros net of tax (EUR NET OF TAX), for file expenses.

All amounts paid by the Bank in the stead and place of Borrower will constitute an account receivable of the Bank against the Credit.

ARTICLE 19 - PAYMENT REQUIREMENT AND CANCELLATION:
--------------------------------------------------

The Bank may cancel the Credit without judicial formality, and the amount of the ongoing drawdowns will be payable ipso jure in the following cases;

1o) In the absence of payment on the due date of all or part of an installment of principal and/or interest and/or commitment commission, fifteen days after notice to pay, in spite of any partial payment made after the notice.

This notice to pay may be issued by simple registered letter with acknowledgment of receipt.

The benefit of required payment remains in force, notwithstanding any subsequent offers or deliveries.

2o) Eight days after the notice to pay, in any of the other cases below:

-    default on any of the obligations arising from this agreement;

-    use of the credit not in accordance with this object;

- inexactness in the justifications provided or the representations made herein;

- severe deterioration of the financial situation, judicial liquidation, dissolution or amicable liquidation of Borrower;

- total cessation or notable reduction in the operation of Borrower, arising or not from a contribution to a company, including by merger or spin-off;

-    merger or spin-off of Borrower;


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-9-

- refusal of Borrower's Auditors to certify its accounts, or certification of the accounts with severe reservations;

- payment requirement before the term of an amount owed by Borrower to the Bank or to any other lender under another credit or loan;

- occurrence of any fact liable to seriously affect the importance or value of Borrower's assets or to significantly increase the value of its commitments.

-    in the event of non-respect of any of the following ratios:

-    Net Consolidated Financial Debts/Consolidated Net Worth<1

-    Net Consolidated Financial Debts/Gross Consolidated Operating Result<4

For the verification of the aforementioned ratios, the terms used are defined as follows:

"NET CONSOLIDATED FINANCIAL DEBTS" corresponds to the amount of the debts on the short, medium and long term contracted with banks (including leasing commitments) and other creditors not directly related to the commercial activity of the Client less the amount of available funds and financial placements.

"CONSOLIDATED NET WORTH" corresponds to the sum of own capital and payable conversion differential less acquisition differential, receivable conversion differential, half the investment subsidies and regulated provisions liable to be subject to corporate tax.

"GROSS CONSOLIDATED OPERATING RESULT" corresponds to the sum of the operating result and allocation to amortization.

The calculations mentioned above will be made based on the latest annual accounts of Borrower and for the first time based on the accounts at December 31, 2003.

Any modification of the accounting cutoff period must be the object of an amendment to this credit agreement.

The Bank may claim at any moment the payment clauses hereunder, and its failure to exercise its rights will not imply a waiver on its part.

The Bank may cancel the obligation of paying a drawdown or renewing a drawdown in each of the cases of payment requirement established in paragraph 2) of this article, as well as if an amount due is not paid for another credit or loan owed by BORROWER to the Bank.


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ARTICLE 20 - ASSIGNMENT OF RIGHTS AND OBLIGATIONS
-------------------------------------------------

Borrower may not, under any circumstances, assign or transfer its rights and obligations hereunder without prior written agreement of the Bank.

The Bank will have the right to assign or transfer all or part of its rights and obligations hereunder to any quality credit Establishment or bank.

It is understood that the assignee of this commitment must post it to its books either at its headquarters or with a branch located in a country which has with France a tax agreement to avoid double taxation, that allows paying any amount related to the loan without any withholding at source, deduction or tax whatsoever.

ARTICLE 21 - CHOICE OF JURISDICTION:
------------------------------------

The Court of PARIS will be the only court competent for any dispute arising from this agreement.

Made in Avignon, on 9/19/2003, in two counterparts.


0 word deleted


NATUREX                                  NATEXIS BANQUES POPULAIRES
read and approved

[signature]                              [signature]

              ADDENDUM NO. 1 TO THE CREDIT AGREEMENT DATED 09/19/03
                        IN THE AMOUNT OF 1,000,000 EUROS

BETWEEN:

1o) NATEXIS BANQUES POPULAIRES, corporation with capital of 768,921,808 euros, with registered office in PARIS (7th), 45 rue Saint-Dominique, recorded with the Register of Commerce and Companies of PARIS under No. B 542 044 524, hereinafter, "the Bank,"

Represented by Mr. Marc CHEVRETTE
and Mr. Christophe RIZZO
undersigned,


2o) The Company NATUREX, a corporation with capital of 3,246,777 euros, headquartered in Avignon (84140), ZAC Pole Technologique AGROPARC MONTFAVET, recorded with the Register of Commerce and Companies of AVIGNON under No. B 384 093 563, hereinafter Borrower,

Represented by Mr. Thierry LAMBERT, Assistant General Director, undersigned, whose powers of attorney were proven to the Bank.

RECITALS:

By private instrument dated September 19, 2003, the Bank made available to Borrower a Credit line (hereinafter the "Credit" in the amount of 1,000,000 EUROS (one million Euros), with a term of five years, i.e. until October 31, 2008, designed to partially finance the new investments of Borrower.

This Credit produces interest at EURIBOR with the term of the interest period chosen, i.e. 1, 3 or 6 months plus 0.80% per annum. Interest is payable on maturity on the last day of the drawdown.

On the other hand, during the entire term of the Credit agreement and as of the date of its signing, the Bank receives on the entire amount available of the Credit a commitment commission of 0.30% per annum. This commission is withheld, quarterly in advance, from the signing date of said agreement.

The amount of the Credit is reduced by five annual consecutive tranches of 200,000 EUROS (two hundred thousand Euros), the first reduction date having been scheduled on October 31, 2004.

The parties decided to sign an amendment to the credit agreement of September 19, 2003, object of this instrument, in order to modify certain conditions applicable to the Credit.


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2

IT IS EXPRESSLY AGREED AS FOLLOWS:

ARTICLE 1
---------

The parties to modify the definitions of the ratios referred to in article 19 of the Credit Agreement as follows:

-    Net Consolidated Financial Debts/Consolidated Net Worth<1
-    Net Consolidated Financial Debts/Gross Consolidated Operating Result<4

For the verification of the aforementioned ratios, the terms used are:

"NET CONSOLIDATED FINANCIAL DEBTS": Financial borrowings and debts + current outstanding bank debts + other debts (if financial) - availability, these items being picked up from the consolidated balance sheet of Naturex.

"CONSOLIDATED NET WORTH": Total own capital as it appears on the consolidated balance sheet of Naturex.

"GROSS CONSOLIDATED OPERATING RESULT": Operating result + allocation to amortization and provisions, the 2 terms as they appear in the consolidated accounts of Naturex.

These ratios must be respected as of the current fiscal year ending December 31, 2004.

ARTICLE 2
---------

No other modification is made in the agreement of September 19, 2003, the parties expressly agreeing that this Amendment does not cause novation to said Credit agreement, since all its provisions not modified by this instrument continue applying ipso jure to the parties.

In addition, LENDER may make the Credit immediately payable ipso jure without judicial formality in the event of BORROWER's default on any of the obligations hereunder and especially in the event of noncompliance with any of the ratios established in article 1 above.

This Amendment is an integral of the Credit agreement of September 19, 2003



CHOICE OF JURISDICTION:

The Court of PARIS will be the only court of jurisdiction for any dispute concerning this Amendment.


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3

     Made and signed in two counterparts.

     In Avignon, December 20, 2004

word deleted


NATUREX                                  NATEXIS BANQUES POPULAIRES
Thierry LAMBERT
NATUREX                                  NATEXIS BANQUES POPULAIRES
Site of Agroparc - P.O. Box 1218         South-East Business Center
84911 AVIGNON Cedex 9                    408, avenue du Prado
Tel. +33 (0)4 90 23 96 89                13295 MARSEILLES Cedex 08
Fax +33 (0)4 90 23 73 40                 Tel.: 04 91 30 77 77
SIRET 384 093 563 09029                  Fax: 04 91 30 77 89
[signature]                              [signature]